UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2006
RADYNE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-11685	11-2569467

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3138 E. Elwood Street, Phoenix AZ	85034

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	602-437-9620

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 21, 2006, the Board of Directors (the “Board”) of Radyne Corporation (the “Company”) held a regularly scheduled meeting and, based upon the recommendation of the Company’s Compensation Committee, approved a salary increase to Steve Eymann, the Company’s Executive Vice President and Chief Technical Officer, and to Malcolm Persen, the Company’s Chief Financial Officer and Vice President of Finance and Secretary. Mr. Eymann’s annual salary was increased to $230,000 and Mr. Persen’s annual salary was increased to $235,000.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On September 26, 2006, the Company’s Board elected to increase the number of members of the Board to seven and appointed William C. Keiper and Carl Myron Wagner as the two new directors. Mr. Keiper, 55, is the Chief Executive Officer and President of Hypercom Corporation (NYSE: HYC), a global electronic payment technology company that delivers complete point of sale card payment terminal, network access device, server and transaction networking solutions. Mr. Keiper received a Bachelor of Science degree in Business from Eastern Illinois University, a Juris Doctorate degree from Arizona State University, and a Masters degree in International Management from the Thunderbird American Graduate School of International Management. Mr. Keiper will serve on the Company’s Audit Committee. Mr. Wagner, the Company’s Chief Executive Officer, joined the Company as Chief Operating Officer in January 2006 and was appointed Chief Executive Officer on August 31, 2006.
     A copy of the Company’s press release dated September 26, 2006, announcing the appointment of Mr. Keiper and Mr. Wagner to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated September 26, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADYNE CORPORATION
/s/ Malcolm C. Persen
Malcolm C. Persen
Vice President and Chief Financial Officer

Date       September 26, 2006

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

*99.1	Press Release dated September 26, 2006.

*	Filed herewith.